Exhibit 10.2
Retirement and Consulting Agreement
This Retirement and Consulting Agreement (this “Agreement”) confirms the terms of the retirement from employment of Kevin P. Knight (“Employee” or “you”) from Knight-Swift Transportation Holdings Inc. (the “Company”, and collectively with its direct and indirect subsidiaries, the “Company Group”). You and the Company are referred to herein as the “Parties”.
1.Retirement Date. After many years of excellent and valuable service to the Company and its stockholders, you have elected to step down from active service to the Company. Your last day of employment with the Company Group was June 3, 2026 (the “Retirement Date”); as of that date you ceased to be employed by the Company Group in any capacity and you hereby resign from all positions you then hold with the Company Group, including as the Executive Chair of the Board of Directors and as a member of the Board of Directors of the Company, as well as a member of the Board of Directors of any member of the Company Group, to the extent applicable. Upon execution of this Agreement, you agree to execute and deliver the Resignation Letter attached as Exhibit 1 hereto. For the avoidance of doubt, once the Resignation Letter has been executed and delivered, it shall be irrevocable and shall remain in full force and effect regardless of whether you exercise your right to revoke the Release during the Release Revocation Period. Following the Retirement Date, you and the Company Group will not represent that you are associated in any ongoing capacity with the Company Group, except as reasonably necessary to comply with the obligations under this Agreement.
2.Accrued Benefits; Severance; Equity Awards.
a.    The Company will pay or cause to be paid to you (i) your base salary earned through the Retirement Date; (ii) all outstanding amounts subject to reimbursement incurred prior to the Retirement Date in accordance with Company Group policy; (iii) the amounts accrued and credited to your account under the Company Group’s 401(k) Savings Plan or any other vested benefits or rights, in accordance with the terms and conditions of such employee benefit plan; (iv) 74,635 RSUs that were deferred by you shall be settled upon the six-month anniversary of your Retirement Date (according to their terms), along with all accrued cash dividends and (v) accrued and unpaid vacation payable to you under the vacation policy, which the Parties acknowledge to be zero days as of the Retirement Date (collectively, the “Accrued Benefits”), less all applicable withholdings and deductions.
    b.     The provisions of Sections 2(a) above, are effective and binding as of your Retirement Date and are not conditioned upon or subject to Section 3 or 7, below, or any other provision of this Agreement becoming effective.
3.Consulting Agreement and Restrictive Covenants.
a.    Provided that the remaining provisions of this Agreement become effective pursuant to its terms, and you at all times are in compliance in all material respects with this Agreement and the Restrictive Covenants, the Company will pay and provide to you (or cause to be paid and provided to you) the benefits set forth on Appendix A, less all applicable withholdings and deductions, at the time and in the form set forth on Appendix A for each item and all unvested equity awards held by you as of the Retirement Date shall be forfeited.
b.    You and the Company each acknowledge and agree that the payments and benefits provided in Section 3(a) and the mutual obligations of each party, constitute consideration beyond that which, but for the mutual covenants set forth in this Agreement (including, without limitation, the release set forth in Section 5 (the “Release”)), the Company Group otherwise would not be obligated to provide to you as of the Retirement Date.
c.    You understand and agree that your material breach of Sections 5, 8, 10 ( Release, Nondisparagement, or Restrictive Covenants) of this Agreement will eliminate your entitlement to any further benefits under this Agreement and in respect of benefits you may have already received as set forth in Appendix A (other than six million dollars) upon request from the Company Group, you will be required to return immediately such amounts or monetary equivalent of such benefit requested by the Company Group in the event of a breach. YOU ACKNOWLEDGE THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND THE COMPANY’S AND YOUR UNDERSTANDING OF THIS PROVISION.
4.Consulting Services. For 24 calendar months following your Retirement Date, measured from June 3, 2026, KPK LLC or such other personal entity designated by you will ensure your availability to, at the Company’s written request, upon not less than seven (7) business days’ prior notice, consult with the Company with regard to matters involving the Company’s deployment of capital, acquisition and growth strategies, diversification strategies, and transportation industry developments as they relate to the Company’s businesses. You are not required to provide more than twenty (20) hours of consulting in any calendar month or more than one hundred-sixty (160) hours in any calendar year. All consulting assignments shall be conveyed to you exclusively by Gary Knight or Keith Knight, acting at the behest of the Chairman of the Board of Directors or the Board of Directors. During the consulting period, you shall not engage in discussions about any specific Company business activity with any employees of the Company Group other than Gary Knight or Keith Knight, or [***], except as may be reasonably necessary to fulfill a specific consulting assignment and with the prior approval of the Board. During the consulting period, the Company shall permit you to retain your Company email address for purposes related to your consulting services or personal business or to receive communications unrelated to the Company while transitioning to a new email, and shall provide you with continued, reasonable access to your current administrative assistant, [***].
5.Release.
a.In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby release, discharge and forever acquit the Company Group and each of their respective past, present and future stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, and each of the successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Group Party”, and collectively, the “Company Group Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, mature or contingent (collectively, “Claims”), which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Agreement including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company Group or any other Company Group Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Arizona wage laws, Arizona equal pay laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, Arizona right to work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, Arizona genetic testing laws, the Arizona criminal code, and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company Group or any of the other Company Group Parties and you, including, without limitation, any incentive compensation plan or equity plan with any Company Group Party. Notwithstanding the above, this release does not extend to (I) claims for Accrued Benefits; (II) claims for worker’s compensation benefits or for an occupational disease; (III) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (IV) claims to require the Company or any member of the Company Group to honor its commitments set forth in this Agreement; (V) claims to interpret or to determine the scope, meaning or effect of this Agreement; (VI) claims for indemnification and officers and directors liability insurance coverage under the charter or by-laws of any member of the Company Group, or applicable law, as applicable; and/or (VII) claims that cannot be waived as a matter of law pursuant to federal, state, or local law (collectively, clauses (I) through (VII) are the “Excluded Claims”).
b.You further acknowledge and agree that, except with respect to the Accrued Benefits and the benefits and payment under this Agreement, the Company Group Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company Group or any other Company Group Party, and that no further payments or benefits are owed to you by the Company Group or any other Company Group Party.
c.You represent to each of the Company Group Parties that at no time prior to execution of this Agreement have you filed or caused or permitted the filing of any Claim which you may now have or have ever had against any of the Company Group Parties which is based in whole or in part on any matter referred to in Section 5(a) above; and you acknowledge that, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, you are prohibited from doing so. You further agree that if any person, organization, or other entity should bring a claim against any of the Company Group Parties involving any such matter, you will not accept any personal relief in such action.
d.You agree that, to the maximum extent permitted by law and except as may be required by legal process, you will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against any of the Company Group Parties, and represent that you have not previously engaged in any such conduct.
e.You understand that you may later discover Claims or facts that may be different than, or in addition to, those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or your decision to enter into it. To ensure that the releases described in this Section 5 are fully enforced in accordance with their terms, with respect to any and all Claims released herein, you stipulate and agree that upon the Retirement Date, you expressly waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which gives you the right not to release existing Claims of which you are not aware, unless you voluntarily choose to waive this right. Having been so apprised, you nevertheless hereby voluntarily elect to and do waive the right not to release such Claims, and elect to assume all risks for Claims that exist, existed or may hereafter exist in your favor, known or unknown, suspected or unsuspected, arising out of or related to Claims purported to be released pursuant to this Section 5, in each case, effective at the Retirement Date. You acknowledge and agree that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, the Company would not have agreed to the terms of this Agreement. You agree that, notwithstanding the choice of Arizona law herein and your Texas residency, to the extent Cal. Civ. Code § 1542 (which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”), or a comparable law of another jurisdiction, is deemed applicable, your waiver of rights herein is intended to, and shall be interpreted to, waive the benefit of all of such laws and principles.
f.You represent and warrant to the Company that you have made no assignment or transfer of any right or Claim covered by this Section 5 and that you further agree that you are not aware of any such right or Claim covered by this Section 5.
g.The Company, on behalf of itself and each member of the Company Group hereby releases, discharges and forever acquits you and your heirs, executors, administrators, spouse, relatives, successors and assigns from liability for, and hereby waives, any and all Claims which the Company or any member of the Company Group ever had, now has or may hereafter claim to have against you by reason of any matter, cause or thing whatsoever arising from the beginning of time through the date upon which the Company signs this Agreement, including, but not limited to, any Claims relating in any way to your employment relationship or your association as an officer, director or otherwise with the Company Group or arising under any federal, state, local or foreign statute or regulation, or any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company Group and you. Notwithstanding the foregoing, this release by the Company shall not extend to (I) claims to require you to honor your commitments set forth in this Agreement; (II) claims to interpret or to determine the scope, meaning or effect of this Agreement; (III) claims arising from fraud or criminal conduct by you; and/or (IV) claims that cannot be waived as a matter of law. The Company on behalf of itself and each member of the Company Group, represents and warrants to you that it has made no assignment or transfer of any right or Claim covered by this Section 5 and further agrees that it is not aware of any such right or Claim covered by this Section 5 by the Company, the Company Group or members of its Board of Directors.
6. Attorney Consultation; Voluntary Agreement. You have been advised and have had the opportunity to consult with an attorney of your own choosing before signing this Agreement, (a) you have been advised and have had the opportunity to seek the advice of counsel, (b) you have carefully read and fully understand all of the provisions of this Agreement, including the Release, (c) the Release specifically applies to any rights or claims you may have against the Company Group Parties pursuant to the ADEA, (d) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled and (e) you and the undersigned Company signatory have the full power, capacity and authority to enter into this Agreement.
7.Review and Revocation Period.
a.You have had twenty-one (21) days following your receipt of this Agreement (the “Consideration Period”) to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner; provided, however, that you may not sign this Agreement prior to the Retirement Date. You acknowledge and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to General Counsel, Attn: Soumit Roy and Secretary, Knight-Swift Transportation Holdings Inc., 2002 West Wahalla Lane, Phoenix, Arizona 85027 or by email to [***].
b.You may revoke your consent to the Release within the seven-day period beginning on the date you execute this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and delivered to the Company at the above address before 11:59 p.m., Phoenix, AZ time, on the last day of the Release Revocation Period.
c.In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and neither the Company nor any member of the Company Group will have any obligations under this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Agreement (the “Release Effective Date”).

8.Restrictive Covenants.
a.For a period of 24 months following the Retirement Date, you will not, directly or indirectly, solicit for employment or to serve as a consultant, any person who is, or during the three months prior to the date in question was, a vice president level or higher employee of any member of the Company Group, or encourage any such person to leave employment with the Company Group, or attempt to do so, or cause any other person to do so or attempt to do so, provided that general advertising, including Internet postings and use of search firms, shall not be deemed a breach hereof.
b.For a period of 24 months following the Retirement Date, you will not, directly or indirectly, be employed, engaged, or retained by; act as lender to; invest in; acquire (whether through merger, consolidation, tender offer, direct or indirect purchase of equity interests, assets, or business, or otherwise) all or any portion of; sell or assist in the sale of all or any portion of; or otherwise transact or deal with, any Acquisition Target (as defined below), or take any action to induce or influence, or attempt to induce or influence, any Acquisition Target to consummate or attempt to consummate any merger, consolidation, tender offer, acquisition (whether through direct or indirect purchase of equity interests, assets, or business), investment or other similar transaction (collectively, “Transaction”) with any person or entity other than the Company Group, or induce or influence, or attempt to induce or influence, any Acquisition Target to curtail or cease dealings, discussions, or negotiations with the Company Group. For purposes of this Section, “Acquisition Target” means the entities identified as Listed Acquisition Targets as previously disclosed to you (which you agree constitutes confidential information and trade secrets of the Company subject to your ongoing obligations of confidentiality). Your involvement with, or engagement as a service provider or investor, lender or consultant to an Acquisition Target solely as a result of the Acquisition Target’s purchase of, or merger with, another business in which you were involved prior to such purchase or merger, as a shareholder, board member, employee, consultant, lender or other capacity, shall not be a breach or violation of this subsection.
c.For a period of 24 months following the Retirement Date (the “Noncompete Period”), you will not directly compete with any member of the Company Group, without first obtaining the Company’s prior written consent, which consent the Company may, in its reasonable discretion, withhold.
For this purpose, you will be considered to be directly competing with a member of the Company Group if you are engaged in any of the following activities:
(i)    you are employed by, contract with, or obtain an interest in (whether as a partner, joint venturer, employee, agent, salesperson, consultant, investor, lender, officer and/or director of any firm, association, partnership, corporation, limited liability company or other entity, or as an equity holder of any entity in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding equity interests), any business or corporation that competes directly with any member of the Company Group (as such direct competition is defined below), but excluding a passive investment (i.e. an investment not involving any board seat, board observer rights or service provider relationship) of five percent (5%) or less in any publicly traded company or privately held company, provided, however, that restrictions on your service as an outside director on the board of any business or corporation that competes directly with any member of the Company Group shall be governed by the terms of Section 8(d) below;
(ii)    on your own behalf, or on behalf of any other person with whom you may be employed, engaged, or retained by, you solicit or divert from any member of the Company Group the business of any person who is either a customer of any member of the Company Group during your employment or is identified in any of the Company Group’s confidential business records as a potential customer of any member of the Company Group; or
(iii)    you solicit, divert, or encourage any person who is an employee of any member of the Company Group (other than those employees covered in Section 8(a) above) to leave employment and to become employed by a person who directly competes with any member of the Company Group as defined in this Section 8(c).
For purposes of this Section 8, you (x) will be considered to compete directly with the Company Group and (y) a person, business or corporation will be considered a direct competitor of the Company Group, if either you or it is engaged in a truckload business (dry van, refrigerated, brokerage, drayage, intermodal, and warehousing, or any combination thereof) or less-than-truckload business (including less-than-truckload brokerage, and warehousing, or dedicated service) that conducts significant operations in the same traffic lanes in which a member of the Company Group operates, or in which a member of the Company Group has internally identified as a planned area of operation or expansion, and made known to you in writing, of its business prior to the Retirement Date.
d.For a period of 24 calendar months following the Retirement Date, you will not serve as a director or similar position on any board of directors or similar governing body of any business or corporation that competes directly with any member of the Company Group (as defined in Section 8(c) above). For a period of 24 calendar months following the Retirement Date, you will not serve as a director or similar position on any board of directors or similar governing body of any Acquisition Target (as defined in Section 8(b) above). In the event you receive an opportunity that may violate this Section 8(d), you may send a written request to the Board of Directors of the Company seeking a waiver of this Section 8(d) or confirmation that such board appointment would not violate this Section 8(d). The Board of Directors of the Company may, in its sole discretion, approve or deny such a request. In the event that the Board of Directors of the Company concludes that such board appointment would violate this Section 8(d) but elects to provide such a waiver for a particular board opportunity, such waiver shall only apply to the particular board opportunity summarized in the written request provided to the Board of Directors of the Company and shall not be deemed to be a waiver of (x) any other section of this Agreement for this or any other opportunity or (y) this Section 8(d) for any other opportunity not described in the waiver request.
e.Nothing in this Agreement shall prevent your passive ownership (i.e. an investment not involving any board seat, board observer rights or service provider relationship) of no more than 5% of the equity securities of any publicly traded or privately held company.

f.Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company Group, its customers or investors, and any other confidential information or trade secrets of the Company Group (collectively “Confidential Information”). Confidential Information includes, but is not limited to, customer data and records, the terms offered or prices charged to customers or by suppliers, pricing data, pricing formulas, current and potential customer and investor lists, marketing or strategic plans, product specifications, unreleased earnings information, information concerning possible transactions with other companies, acquisition plans and objectives, and information received from or concerning other companies, such as Company Group customers or possible acquisition parties. You agree that in connection with your employment with the Company Group, you have obtained Confidential Information and that Confidential Information may be in your possession in electronic or other forms. You agree (i) to maintain the confidentiality of Confidential Information in whatever form it may exist and not to transmit or disclose Confidential Information to any other person or entity, except when disclosure is authorized by the Company or legally mandated, and (ii) not to use Confidential Information for your own benefit or the personal benefit of other persons.
g.Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company Group shall prohibit or restrict you or your attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the Parties or any other policies of the Company Group prohibits or restricts you from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company Group that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company or any member of the Company Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
h.The restrictive covenants set forth in this Section 8 (the “Restrictive Covenants”) supersede and replace any and all noncompete, nonsolicitation, confidentiality, non-disclosure, or other restrictive covenant agreements between the Company Group and you, including but not limited to the Noncompete and Non-Solicitation provisions set forth in Section 8 of all Restricted Stock Unit (Time Vested) Officer Grant Agreements between the Company and you, and any other equity award agreements and any other policies by which you may be bound, including without limitation, the confidentiality provisions of the Company’s Team Member Handbook or other Company policies or handbooks.
9.Cooperation; Return of Company Group Property.
a.    You agree that, at mutually agreeable times and with reasonable advance notice, taking into account your other obligations and responsibilities at that time, you will meet with representatives of the Company Group and provide any information you acquired during the course of your employment relating in any way to any legal disputes involving the Company Group. You further agree that you will provide reasonable cooperation to the Company Group relating to any such litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company Group, including any existing or future litigation or other legal proceeding involving any member of the Company Group, whether administrative, civil or criminal in nature in which and to the extent the Company deems your cooperation necessary. You will be entitled to reimbursement by the Company Group of reasonable costs and expenses incurred by you in connection with complying with your obligations under this Section 9.
b.    You agree that, except as reasonably necessary to perform the Consulting Services or for the transition of your duties, you (i) have returned to the Company, (ii) as promptly as practicable will return to the Company, or (iii) promptly will make other arrangements in writing with the Company’s Legal Department regarding any and all property or equipment of the Company Group that was or is, as applicable, in your possession, including but not limited to any: computers, handheld electronic devices, credit cards, keys, software, work product, hard/soft document originals/copies, current/former/prospective customer lists, Confidential Information of any member of the Company Group (including, but not limited to board materials, financial information, and trade secrets) and any other materials in any media. Notwithstanding the foregoing, you may retain the company-issued Lenovo laptop currently issued to you. Upon request, you will provide the Company Group access to any of your personal electronic document storage accounts or electronic devices to confirm or permit removal of any property of the Company Group.
10.Nondisparagement. You agree that you will not make any comments or remarks in writing, orally, or electronically that are disparaging, deleterious or damaging to the integrity, reputation or goodwill (“Disparaging Remarks”), about the Company or any member of the Company Group or their respective products and services. The Company (defined for purposes of this sentence of Section 10 as its senior-level officers and members of its Board of Directors) for itself and on behalf of the members of the Company Group (defined for purposes of this sentence of Section 10 as the members of the Company Group’s senior-level officers and members of their Board of Directors) agree that they will not to make any Disparaging Remarks about you or your business activities; provided, however, that nothing in this Section 10 shall prohibit you, the Company, or the Company Group and their respective representatives from (a)

making truthful and accurate statements or disclosures that are required by applicable law or legal process; (b) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization; (c) exercising protected rights to the extent that such rights, by law, cannot be waived by agreement; or (d) responding to Disparaging Remarks made by the other party.
11.No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Group Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
12.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed, .pdf-ed, or electronic signature will operate the same as an original signature.
13.Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, provided that in the event of your death prior to receiving all of the payments provided by Section 3 of this Agreement, any remaining payments will be made to the beneficiary designated in writing by you and delivered to the Company for this purpose (your “Beneficiary”) or, if no such beneficiary designation has been executed by you and delivered to the Company, to your estate (your “Estate”).
14.Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
15.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.
16.Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between you and any of the Company Group Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

17.Section 409A. This Agreement shall be administered in accordance with the requirements of Internal Revenue Code Section 409A and the applicable Treasury Regulations (“Code Section 409A”) or an exception thereto, and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Code Section 409A or an exception thereto. Although the Agreement has been designed to comply with Code Section 409A or to fit within an exception to the requirements of Code Section 409A, the Company does not specifically warrant such compliance. Except for the Company’s (or applicable member of the Company Group’s) responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement. For any payment that is subject to Code Section 409A, a “termination,” “termination of employment” or like terms shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). If as of the Retirement Date, you are determined to be a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i), then any payment that is subject to Code Section 409A that is payable as a result of your separation from service shall be delayed until a date that is six months after the date of the Retirement Date to the extent necessary to comply with the requirements of Code Section 409A. The payments to which you would have been entitled during such six-month period, but for this subparagraph, shall be accumulated and paid to you without interest in a lump sum within ten days following the date that is six months following the Retirement Date, and any remaining payments shall continue to be paid to you on their original schedule. If you die during such six-month period and prior to the payment of the portion that is required to be delayed on account of Code Section 409A, such amount shall be paid to your Estate within 60 days after your death. Each installment payment hereunder will be treated as a separate payment for purposes of Code Section 409A. Any reimbursements or in-kind benefits provided to or for your benefit that constitute a “deferral of compensation” for purposes of Code Section 409A will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (x) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (y) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.
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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the dates indicated below.
COMPANY AND COMPANY GROUP
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

By:    /s/ David Vander Ploeg
Name:    David Vander Ploeg
Its: Lead Independent Director
Date: June 4, 2026

EMPLOYEE
By: /s/ Kevin P. Knight
Name: Kevin P. Knight
Date: June 4, 2026

EXHIBIT 1
RESIGNATION LETTER

June 4, 2026

Mr. David Vander Ploeg, Chairman
Board of Directors
Knight-Swift Transportation Holdings, Inc.
2002 West Wahalla Lane
Phoenix, Arizona 85027

    Re:    Resignation

Dear Dave:

As you know, I have decided to retire from active service with Knight-Swift Transportation Holdings, Inc. (the “Company”). Accordingly, I hereby resign from the Board of Directors of the Company, as Executive Chair, from any board of a Company subsidiary on which I sit, and as an officer and employee of the Company and any of its subsidiaries. My resignation is not the result of any disagreement with the Company regarding operations, policies or practices.

My resignation is effective as of June 3, 2026, which will be my last day of active employment with the Company.

Very truly yours,

Kevin P. Knight

APPENDIX A
RETIREMENT BENEFITS
You will be paid or provided with the following payments/benefits:
(A)Twenty million two-hundred and fifty thousand dollars ($20,250,000) applied as consideration for your commitments on each of the following (x) the noncompete, nonsolicitation, and other covenants described in Section 8 of this Agreement; (y) the consulting services described in Section 4 of this Agreement; and (z) the forfeiture of all unvested equity awards held by you as of the Retirement Date, payable as follows: (1) $10,125,000 in a cash lump sum promptly upon the Release Effective Date and (2) the remaining $10,125,000 in equal monthly installments of $421,875 each, over the 24 month period following your Retirement Date, in accordance with the Company Group’s regular payroll practices, commencing with the first regular payroll date that occurs following the first day of the calendar month following expiration of the Release Revocation Period set forth in Section 7(b) of this Agreement. The payments in clause (2), which relate to consulting services, will be reported on a Form 1099 to KPK LLC or such entity designated by you.
(B)Delivery of all 74,635 deferred shares owed to you that are deliverable upon your retirement, along with accrued dividend equivalents thereon, upon the six-month anniversary of the Retirement Date.
(C)Payment by the Company of the premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for you and your eligible dependents, at the same coverage levels in effect as of the Retirement Date, for the duration of the COBRA eligibility period, subject to your timely election of COBRA continuation coverage and your continued eligibility therefor.
The Company has obtained a waiver from the lock-up agreement dated May 5, 2026, to which you are a party. The Company shall use its reasonable best efforts to remove any restrictions placed by the Company on the transfer of up to 300,000 shares of the Company’s common stock prior to June 22, 2026, and all shares thereafter, subject to your compliance with U.S. federal securities laws and the Company’s Securities Trading Policy. Other than with respect to its Securities Trading Policy, the Company is not aware of any other Company-imposed restrictions that would limit your sale of shares.
Reimbursement by the Company of your attorney’s fees and costs actually incurred in connection with the negotiation and execution of this Agreement and any ancillary agreement, in an amount not to exceed $35,000 in the aggregate, payable within thirty (30) days following your submission of reasonable documentation thereof to the Company.
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